EXHIBIT:  99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:         Louise A. Walker                                                                        January 31, 2012
President & CEO
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
       (707) 678-3041

First Northern Community Bancorp – Fourth Quarter Earnings Report
Profits & Growth Continue – Stock Dividend Declared

Dixon, California - First Northern Community Bancorp (the “Company,” ticker symbol FNRN- OTCQB), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced financial results for the fourth quarter of 2011.  Louise Walker, President and Chief Executive Officer, stated, “The Company reported year-to-date net income as of December 31, 2011 of $3.2 million, up 18.5% compared to net income of $2.7 million reported for the same fiscal period last year.  Net income available to common shareholders totaled $1.8 million as of December 31, 2011 up 5.9% compared to net income available to common shareholders at December 31, 2010 totaling $1.7 million.  Diluted earnings per share for the twelve months ended December 31, 2011 was $0.19, up 5% compared to diluted earnings per share of $0.18 reported for the same fiscal period a year ago.  Net income available to common shareholders for the twelve months ended December 31, 2011 was impacted by a one time charge totaling $381,100 due to the early recognition of the remaining discount on preferred stock sold to the US Treasury as part of the Capital Purchase Program (CPP).  The Company opted to redeem the preferred shares earlier than originally anticipated and was required to recognize the remaining discount as a charge against retained earnings during the third quarter of 2011.”

Total assets at December 31, 2011 were $781.6 million, an increase of $44.4 million, or 6.0% compared to the same period in 2010.  Total deposits of $679.0 million increased $38.7 million or 6.0% compared to December 31, 2010 figures.  During that same period, total net loans (including loans held-for-sale) decreased $8.7 million, or 2.0%, to $435.6 million.  Total risk-based capital was approximately 17.5%, far exceeding the ‘well-capitalized’ threshold of 10%.

Net income for the quarter ended December 31, 2011 was $647,000, down 31.8% compared to net income of $948,000 reported for the same fiscal period last year.  Net income available to common shareholders for the quarter ended December 31, 2011 totaled $355,000 or $0.04 per diluted common share, compared to $699,000 or $0.08 per diluted common share for the same fiscal period last year.

At their regular meeting on January 26, 2012, the Board of Directors of First Northern Community Bancorp declared a 1% stock dividend, payable March 30, 2012 to shareholders of record as of February 29, 2012. All income per share amounts have been adjusted to give retroactive effect to the stock dividend.

Commenting on the fourth quarter of 2011, Walker said, “We are pleased to report First Northern Community Bancorp has delivered another positive earnings quarter, its eighth consecutive quarter of profitability since the onset of the nation’s financial crisis.  Loan growth continues to be impacted by loan payoffs. The Company’s solid financial per-formance and extremely strong liquidity position ensure that we are well positioned to make loans to credit-worthy businesses and consumers in all the markets we serve, and we are proactively seeking quality loan opportunities. The Company’s non-performing assets and loan delinquencies continue to be at lower levels not seen since 2007.  First Northern remains focused on investing for the future; several projects are underway that will enhance our customers’ banking experience.  One such example is we currently are upgrading our ATMs with image technology.  This enhancement will allow customers to deposit checks and dollar bills directly into the ATM without an envelope or deposit slip, and ATM receipts will provide an image of all checks deposited.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County. First Northern has 10 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Downtown Sacramento, Roseville, and Auburn, and has a full service Trust Department in Sacramento. First Northern Bank also offers 24/7 real estate mortgage loans, SBA loans, and non-FDIC insured Investment & Brokerage Services at each branch location. Real Estate Mortgage Loan offices are located in Davis and Roseville, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment. The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management, and is rated as a “Superior” 5-Star Bank by BauerFinancial Inc. (www.bauerfinancial.com). The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements
This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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